Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153425

CALCULATION OF REGISTRATION FEE

$55,069 of the registration fee for the shares of common stock represented by this prospectus supplement were previously paid under the registrant’s prior Form S-3 (File No. 333-51309). The fees paid previously for the shares not sold thereunder, and which are the subject of this prospectus supplement, are being carried forward here. Accordingly, no additional fees are owed in respect of this filing at this time.

P R O S P E C T U S    S U P P L E M E N T

(To Prospectus Dated December 12, 2008)

Direct Stock Purchase Plan

Sempra Energy offers participation in its Direct Stock Purchase Plan (the Plan), designed to provide investors with a convenient method to purchase shares of our common stock and to reinvest all or a portion of the cash dividends paid on our common stock.

Shares of common stock purchased under the Plan will, at our option, represent newly issued shares, shares purchased in the open market by an independent Plan Administrator, or a combination of newly issued and open market purchases.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE”. This prospectus supplement contains a summary of the material provisions of the Plan and should be retained for future reference.

Investing in our common stock involves risks. See the “Risk Factors” on page 6 of the accompanying prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated December 12, 2008

AVAILABLE INFORMATION

This document is in two parts. The first part is this prospectus supplement, which describes the Direct Stock Purchase Plan and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Plan. If the description of the information relevant to the Plan varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since that date.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus and the documents they incorporate by reference may contain statements that are not historical fact and constitute “forward-looking” statements. When we use words such as “believe,” “expect,” “anticipate,” “intend,” “depend,” “should,” “plan,” “estimate, “could,” “may,” “would,” “project,” “contemplate,” “potential,” “target,” “goals,” or similar expressions, or when we discuss our strategy, plans or intentions, we are making forward-looking statements. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties and are not guarantees of performance. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include:

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•

actions by the California Public Utilities Commission, California State Legislature, California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board, U.K. Financial Services Authority and other regulatory bodies in the United States and other countries;

•	capital market conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	the availability of electric power, natural gas and liquefied natural gas;

•	weather conditions and conservation efforts;

•	war and terrorist attacks;

•	business, regulatory, environmental, and legal decisions and requirements;

•	the status of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts;

•	the resolution of litigation; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in our reports and other documents on file with the Securities and Exchange Commission. You may obtain copies of these documents as described under “Where You Can Find More Information” in the accompanying prospectus.

SEMPRA ENERGY

Sempra Energy, based in San Diego, California, is a Fortune 500 energy company. Our subsidiaries operate utilities, develop energy infrastructure and provide related products and services. Operations are divided principally between our California utility subsidiaries and our subsidiary Sempra Global.

Our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, serve over 23 million customers. Natural gas service is provided throughout Southern California and portions of Central California through over 6.5 million meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through over 1.3 million meters.

Through its subsidiaries and affiliates, our Sempra Global subsidiary provides the following energy-related products and services:

•	Sempra Generation develops, owns and operates power plants serving wholesale electricity markets in North America.

•	Sempra LNG develops, owns and operates liquefied natural gas terminals in North America.

•	Sempra Pipelines & Storage develops, owns and operates natural gas pipelines and storage facilities.

•

RBS Sempra Commodities is a partnership between us and The Royal Bank of Scotland plc, which in April 2008 acquired the commodities marketing and trading businesses previously operated as our subsidiaries. The partnership serves customers in natural gas, power, oil and oil products, coal, base metals, plastics and other energy and metals products.

Our principal executive offices are located at 101 Ash Street, San Diego, California 92101 and our telephone number is (619) 696-2034.

Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to “we,” “us” and “our” should be read to refer to Sempra Energy and its subsidiaries.

SEMPRA ENERGY

DIRECT STOCK PURCHASE PLAN

Purpose

The purpose of the Direct Stock Purchase Plan is to promote long-term share ownership by existing and new investors in Sempra Energy by providing a convenient method to purchase shares of our common stock and to reinvest all or a portion of cash dividends.

Features of The Plan

•

Persons not presently owning shares of our common stock may become participants in the Plan by making an initial cash investment of $500 or more or by authorizing a minimum of 10 automatic monthly withdrawals of at least $50 each for the purchase of common stock.

•

Persons who are currently Sempra Energy shareholders may enroll in the Plan by participating in the Plan’s reinvestment service, by making an initial investment through the Plan, or by using the other service features of the Plan, such as certificate safekeeping.

•

Participants may make additional investments in our common stock through optional cash investments of at least $25 for any single investment up to a maximum of $150,000 per calendar year (including the initial investment). Optional investments may be made by check, money order or automatic deduction from a predesignated U.S. bank account. Optional cash investments may be made occasionally or at regular intervals at the participant’s option.

•

Funds invested in the Plan are fully invested in our common stock through the purchase of whole shares and fractions of shares, and proportionate cash dividends on fractions of shares are used to purchase additional fractional shares. Brokerage commissions incurred in the purchase of shares will be paid by Sempra Energy. Purchases will be made at least once a week, but may be made more frequently.

•

The Plan offers a “safekeeping” service permitting plan participants to deposit, free of any service charges, certificates for our common stock with the Plan Administrator and have their ownership of the deposited shares maintained on the Plan Administrator’s records as part of their account.

•

Participants may make transfers or gifts of our common stock at no charge. When a participant transfers or gives shares to another person, a Plan account will be opened for the recipient. The participant can also request that a special gift certificate be mailed to them for presentation to the recipient.

•

Participants may sell all or any portion of their shares of our common stock through the Plan. Sales will usually be made on a daily basis. A transaction fee and sale commission will be deducted from the proceeds of the sale.

•

Participants will receive Statements of Account showing all transactions completed during the year to date. A statement will be provided whenever the participant has made an optional cash investment, or deposited or transferred shares.

Plan Administration

American Stock Transfer and Trust Company LLC (which we refer to in this prospectus as “AST” or the “Plan Administrator”), administers the Plan, purchases and holds shares under the Plan, keep records, send Statements of Account to participants, and performs other duties related to the Plan. It also serves as our transfer agent, registrar and dividend disbursing agent.

For additional information about the Plan, please contact the Plan Administrator

By Phone:

Participants can call AST, toll-free at (877) 7SEMPRA. An automated voice response system is available 24 hours a day, every day of the year. Customer service representatives are available 8:00 a.m. to 7:00 p.m. Monday to Thursday and 8:00 a.m. to 5:00 p.m. Friday, Eastern time.

For shareholders outside of the United States and Canada: (718) 921-8283

TDD: a telecommunication devise for the hearing impaired is available at (718) 921-7386

By Email and Internet:

Participants can email AST at info@amstock.com or visit their website at www.amstock.com.

In Writing:

Participants can contact the Plan Administrator by writing to:

Sempra Energy

c/o American Stock Transfer and Trust Company LLC

6201 15th Avenue

Brooklyn, New York 11219

Optional cash investments (checks for not less than $25 payable to “Sempra Energy” or “American Stock Transfer and Trust Company LLC” in United States dollars) should be mailed to:

Sempra Energy

c/o American Stock Transfer and Trust Company LLC

Direct Service Investment Payments

P.O. Box 922 Wall Street Station

New York, New York 10269-0560

Do not send cash, traveler’s checks, money orders or third party checks.

Plan participants should include their account numbers on all correspondence, together with telephone numbers where they can be reached during business hours.

Eligibility

Any individual or entity, whether or not a record holder of our common stock, is eligible to participate in the Plan, provided that (i) such person fulfills the requirements for participation described below under “Enrollment Procedures” and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to Sempra Energy, the Plan or the participant.

Enrollment Procedures

Registered Shareholders

Any registered shareholder of our common stock is eligible to participate in the Plan. A registered shareholder may enroll in the Plan through the Internet by going to the Plan Administrator’s website at www.amstock.com and following the instructions provided there, or by completing an enrollment form and returning it to the Plan Administrator to reinvest dividends and/or make optional cash investments. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing.

Non-Shareholders

To enroll, investors must make an initial investment of at least $500 or authorize a minimum of ten (10) automatic monthly withdrawals of at least $50 each for the purchase of common stock and return a completed Initial Investment Form to the Plan Administrator. Requests for such forms can be made through the Plan Administrator’s website, by telephone or in writing.

Street Name Shareholders

Shareholders who hold shares of our common stock through banks, brokers or nominees may participate in the Plan by withdrawing some or all of their shares from such accounts.

Investment Date

The Investment Date for purchases of shares of our common stock for accounts under the Plan will commence on either the cash dividend payment date or, during periods in which no cash dividend is paid, a date not later than five business days after the initial investment and/or optional cash investments are received by the Plan Administrator.

Methods of Investment

Once enrolled in the Plan, additional share purchases of our common stock may be made by using the Plan’s optional cash investment feature. Optional cash payments must be in amount of not less than $25 per investment and not more than $150,000 per calendar year, inclusive of the initial investment. No interest will be paid on amounts held by the Administrator pending investment.

Check Investment

Optional cash investments may be made by enclosing a check for not less than $25 (payable to “Sempra Energy” or “American Stock Transfer and Trust Company LLC” in United States dollars), with a completed optional cash investment stub which is attached to each statement. Do not send cash, traveler’s checks, money orders or third party checks.

One-Time Online Bank Debit

Participants may make optional cash investments at any time by going to the Plan Administrator’s website, www.amstock.com, and authorizing a one-time online bank debit from a predesignated U.S. bank account or financial institution. One time online optional cash investment funds will be held for one banking business day before they are invested. Participants should refer to the online confirmation for the account debit date and investment date.

Uncollected Funds Fee

There is a $25 fee for all returned checks and direct debits. If your check or direct debit is returned as uncollected funds, AST will debit your optional cash payment if not yet invested. If your optional cash payment has already been invested then AST will sell the shares that have been purchased. However, if the sale of the shares purchased is not sufficient to satisfy the return check or the direct debit then AST reserves the right to sell additional shares from your account. In addition, additional shares will be sold from your account to satisfy the return check or direct debit fee.

Recurring Automatic Investments

Participants may make recurring automatic monthly investments of $25 or more through a predesignated U.S. bank account or financial institution. To initiate recurring automatic deductions, the participant may enroll through the Plan Administrator’s website at www.amstock.com or complete and sign a Direct Debit Authorization Form and return it to the Plan Administrator together with a voided blank check for the account from which funds are to be drawn. Forms will be processed and will become effective as soon as practicable. A fee of $0.50 per transaction will be charged to the participant. Once the recurring automatic deduction election is initiated, funds will be drawn from the participant’s designated bank account one banking business day before the last Investment Date of each month, and will be invested in common stock beginning on that Investment Date.

Participants may change or terminate automatic investments by notifying the Plan Administrator through their website, www.amstock.com, or by completing and submitting to the Plan Administrator a new Direct Debit Authorization Form. Such notification must be received at least six business days prior to the next automatic Investment Date to be effective by that date.

Dividend Reinvestment

Each participant in the Plan may elect one of the following options:

•	have cash dividends on all of the shares of common stock automatically reinvested in additional common stock;

•	have cash dividends on less than all of their whole shares paid in cash and reinvest any remaining amount of dividends in additional common stock; or

•	have all dividends paid in cash.

Participants may change their investment options at any time by completing a new form and returning it to the Plan Administrator or by giving detailed written, telephonic or Internet instructions. The Plan Administrator must receive the request on or before the record date for any given dividend payment date in order for the request change to be effective for that dividend. If the request is received after the record date, the change may not be effective until the next dividend payment date.

Minimum Share Ownership

A participant must continue to own at least one share of our common stock or the participant’s account will be closed. Any fractional shares will be liquidated at our expense and the proceeds mailed to the participant at the address on file. In appropriate cases we may waive this requirement.

Direct Deposit of Dividends

Through the Plan’s direct deposit feature, a participant may elect to have any cash dividends not being reinvested under the Plan paid by electronic funds transfer to the participant’s predesignated U.S. bank account. To receive these dividends by direct deposit, please contact the Plan Administrator through their website, www.amstock.com or at (877) 7SEMPRA for a Direct Deposit Authorization Form. Participants must first complete and sign the direct deposit form and return the form to the Plan Administrator.

Direct Deposit Authorization Forms will be processed and will become effective as promptly as practicable after receipt by the Plan Administrator. Participants may change the designated account for direct deposit or discontinue this feature by written instruction to the Plan Administrator or at its website, www.amstock.com.

Purchase of Common Stock

Purchases of shares of our common stock under the Plan will be made at least once a week, but may be made more frequently. If any designated Investment Date is a day when the New York Stock Exchange is not open, the Investment Date will be the next business day.

Purchases will be made as soon as practicable after each Investment Date, consistent with applicable law and an orderly market for our common stock.

If shares are purchased in the open market, the price per share will be the weighted average price (excluding brokerage commissions) of all shares purchased for the relevant Investment Date. The participant’s account will be credited with the shares purchased.

If shares are purchased directly from us, the price will be the average of the high and low sale prices of shares of our common stock reported on the NYSE-Composite Transactions on the Investment Date.

Neither the participant nor we has any authority or power to direct the time or price at which shares of common stock may be purchased or the selection of the security broker or dealer through or from whom common stock purchases will be made.

All fractional shares are rounded to three decimal places and are credited to the participant’s account in the same manner as whole shares.

Participants will be required to pay certain fees in connection with the purchase of shares of common stock under the Plan. See “Shareholder Fees” on page S-9, Broker commissions incurred in the purchase of shares will be paid by Sempra Energy.

Sale of Shares

Participants may sell any number of shares of common stock held in the participant’s account by accessing their account through the Administrator’s website, www.amstock.com or by calling (877) 7SEMPRA and selecting the appropriate automated option or by sending a written request to the Administrator. Certificated shares can be deposited in a participant’s Plan account and subsequently sold through the Plan. A request to sell all shares held in a participant’s account will be treated as a termination of that account.

The Plan Administrator will process the participant’s sale order as promptly as reasonably practicable after receiving the sale request. The proceeds of the sale, less applicable fees and commissions, will be sent to the participant.

Sales will be made for the participant’s account on the open market through a security broker designated by the Plan Administrator. The Plan Administrator may combine each selling participant’s share with those of other selling participants. The price to each selling participant will be the weighted average sale price obtained by the broker, net of fees for each aggregate order executed by the broker. The participant will receive the proceeds, less any applicable fees and commissions.

Participants will be required to pay certain fees in connection with the sale of shares of our common stock under the Plan. See “Shareholder Fees” on page S-9.

Certificates for Shares

Shares of our common stock purchased and held under the Plan will be credited to the participant’s account in book entry form. The number of shares (including fractional interests) held for each participant will be shown on each statement. Participants may obtain a certificate for some or all of the whole shares held in their Plan accounts upon written, telephonic or Internet request to the Plan Administrator.

Certificates will be issued in the name or names in which the account is registered, unless otherwise instructed. If the certificate is to be issued in a name other than that on the participant’s Plan account, the signature(s) on the instructions or stock power must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing the certificates is in fact the registered owner as it appears on the stock certificate or stock power. No certificates will be issued for fractional shares.

Withdrawal From The Plan

Participants may withdraw from the Plan by accessing their account through the Plan Administrator’s website, www.amstock.com, by calling (877) 7SEMPRA, by giving written notice to the Plan Administrator or by completing and returning the appropriate section of the Statement of Account to the Plan Administrator. Upon withdrawal, the participant must elect to either (i) receive a certificate for the number of whole shares held in the participant’s Plan account and a check for the value of any fractional shares less any applicable fees and commissions; or (ii) sell all or part of the whole shares in the participant’s Plan account as described under “Sale of Shares,” and receive a certificate for any remaining whole shares and a check for the value of any fractional shares less any applicable fees and commissions.

If a notice to withdraw is received by the Plan Administrator on or after the record date for a dividend payment, the Plan Administrator, in its sole discretion, may either pay the dividend in cash or reinvest the dividend in shares on behalf of the withdrawing participant. If the dividend is reinvested, the Administrator may sell the shares purchased and remit the proceeds to the participant.

Share Safekeeping

Participants may use the Plan’s “share safekeeping” service to deposit any certificates for shares of our common stock in their possession with the Administrator. Shares deposited will be transferred into the name of the Plan Administrator or its nominee and credited to the participant’s account under the Plan.

Certificates to be deposited should not be endorsed. They should be sent to the Brooklyn, New York address listed on page S-4 via registered mail, return receipt requested and insured for possible mail loss for 2% of the current market value (plus $25). The insurance proceeds would be available to cover the premium for the bond required in order to replace the lost certificates.

By using the share safekeeping service, investors no longer bear the risk associated with loss, theft or destruction of stock certificates. Shares held in safekeeping can be sold and withdrawn from time to time, as described in “Sale of Shares” on page S-7, and “Gift or Transfer of Shares,” as described below.

Gift or Transfer of Shares

If participants wish to change the ownership of all or part of their shares of our common stock held under the Plan through a gift, private sale or otherwise, the participant must deliver properly completed written instructions to the Plan Administrator. Transfers must be made in whole shares. No fraction of a share credited to a participant’s account may be transferred unless the participant’s entire account is transferred. Signatures must be Medallion Guaranteed by an eligible financial or securities institution participating in the Medallion Guarantee program.

Participants may make gifts of Sempra Energy common stock by:

•	making an initial investment of at least $500 and up to a maximum of $150,000 to establish an account in the recipient’s name;

•	submitting an optional cash investment in an amount not less that $25 nor more than $150,000 on behalf of an existing Plan participant; or

•	by transferring shares from the participant’s account to another person.

Shares maybe transferred to new or existing shareholders.

A gift certificate, if requested, will be sent to the account holder, free of charge, for presentation to the recipient by calling Sempra Energy’s Shareholder Services at (877) SEMPRA7.

The new participants, at their option, may elect one of the following options:

•	have cash dividends on all of the shares of our common stock automatically reinvested in additional common stock;

•	have cash dividends on less than all of the whole shares paid in cash and reinvest any remaining amounts of dividends in additional shares of our common stock; or

•	have all dividends paid in cash.

If no election is made, the account will automatically be enrolled in the cash dividends program.

Shareholder Fees

Optional Cash Investment:

– via check	Sempra Energy pays the purchase transaction fee

– via automatic monthly deductions	$0.50 per transaction

Reinvestment of Dividends	Sempra Energy pays the purchase transaction fee

Sales Fee	$10 per transaction plus commission of $0.03 per share

Certificate Withdrawal	No Charge

Replace DRP Statement	Information is available on line at no cost. For a hard copy, no charge for current year statements; $20 per request per account for prior year statements.

Replace Lost 1099	Information is available on line at no cost. For hard copy, no charge for current year 1099’s; $15 per request per account for prior year hard copy 1099’s.

Copy of Paid Dividend Check	$15

Return Check for NSF	$25

Copy of Cancelled Certificate	$25

Lost Certificate Replacement	$25 plus 2% fair market value of the value of lost certificate

Reports to Participants

Whenever a participant purchases, sells or deposits shares of our common stock through the Plan, the participant will promptly receive from the Plan Administrator a transaction advice with the details of the transaction.

After each dividend reinvestment, the participant will receive a detailed statement showing the amount of the latest dividend reinvested, the purchase price per share, the number of shares purchased (three decimal places) for the Participant and the total shares held for the Participant in the Plan. The statement will also show all year-to-date account activity, including purchases, sales, certificate deposits or withdrawals and dividend reinvestments.

Quarterly statements show participant’s current account balance including all certificated shares, Plan book-entry shares and the dividend amount reinvested each quarter. The account statements will also show year-to-date transaction activity, including any purchases, sales, certificate deposits or withdrawals.

On each statement and transaction advice there will be information such as how to buy or sell shares through the Plan and where to call or write for additional information.

Participants will receive copies of all communications that we send to holders of our common stock. This includes annual reports to shareholders and proxy materials. We may deliver these communications electronically or the electronic notice of where they may be accessed on the Internet. A participant may elect to non-electronic communications by calling 1-866-668-8562.

All notices, statements and reports from the Plan Administrator to a participant will be addressed to the participant’s latest address on record with the Plan Administrator. Participants should promptly notify the Plan Administrator of any change of address.

Certain U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences of participation in the Plan as of the date of this prospectus supplement. This summary does not reflect every tax situation that could result from participation in the Plan, and we advise you to consult your own tax advisors for information about your specific situation.

In general, all your cash dividends, whether paid to you in cash or reinvested in our common stock on your behalf, are considered taxable income to you at the time they are received or reinvested. In addition, brokerage commissions paid by us on your behalf to purchase our common stock on the open market will be treated as distributions to you subject to income tax in the same manner as cash dividends. The total amount of dividends and other distributions will be reported to you and to the Internal Revenue Service on Form 1099-DIV shortly after the end of each year.

In general, the cost basis for U.S. federal income tax purposes of shares of our common stock acquired through the Plan will be the price at which the shares are credited to your Plan account, plus, in the case of any open market purchases, the amount of the brokerage commissions with respect to such shares paid by us on your behalf. You generally will not realize gain or loss for U.S. federal income tax purposes upon the deposit of shares of our common stock in your Plan account. In contrast, you generally will realize gain or loss on the sale of the shares.

You must provide your federal taxpayer identification number to the Plan Administrator. If you are a new Plan participant, you must also certify to the Plan Administrator as required by Section 3406(d) of the Internal Revenue Code of 1986, as amended. Failure to comply with these requirements may subject your dividends to back-up withholding, unless you are exempt from such requirements. As of the date of this prospectus supplement, back-up withholding is imposed at the rate of 28% on dividends.

If you are a foreign participant, you or your intermediary must provide an appropriate Form W-8 (for example, a Form W-8BEN, Form W-8ECI or Form W-8IMY, as applicable to you) to the Plan Administrator to avoid withholding on dividends. As of the date of this prospectus, such withholding is at the rate of 30% of the gross amount of the dividend, subject to treaty reduction and other exceptions.

If your dividends are or become subject to U.S. federal tax withholding, to the extent you elect dividend reinvestment, the Plan Administrator will reinvest your dividends less the amount of tax required to be withheld. The filing of any documentation required to obtain a reduction in U.S. federal tax withholding is your responsibility. In addition, it is your responsibility to determine whether you have a filing obligation or are exempt with respect to the above withholding requirements.

THE FOREGOING IS A SUMMARY OF THE PRINCIPAL FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN. THE ABOVE CONSEQUENCES MAY NOT BE APPLICABLE TO CERTAIN PARTICIPANTS IN THE PLAN, SUCH AS TAX-EXEMPT ENTITIES (INCLUDING INDIVIDUAL RETIREMENT ACCOUNTS) AND FOREIGN SHAREHOLDERS. FOR FURTHER INFORMATION AS TO THE TAX CONSEQUENCES TO YOU, INCLUDING STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, YOU SHOULD CONSULT WITH YOU OWN TAX ADVISORS. THE FOREGOING DISCUSSION IS BASED ON FEDERAL INCOME TAX LAWS IN EFFECT AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS WITH RESPECT TO THE IMPACT OF ANY FUTURE CHANGES IN LAW, PROPOSALS TO CHANGE LAW OR LAW ENACTED AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT.

Miscellaneous

Stock Dividend or Stock Split

Any shares of our common stock distributed as a result of a stock dividend or stock split on shares held by the Plan Administrator for a participant will be credited to the participant’s Plan account. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

Rights Offering

A participant’s entitlement in a rights offering will be based upon the participant’s number of whole shares only.

Voting of Proxies

A participant will receive a proxy card, either by hard copy or electronic link, representing both the shares held by the participant in certificate form and the whole shares held by the Plan Administrator in the participant’s account under the Plan. The proxy will be voted as indicated by the participant on the signed proxy. If the proxy card or instruction form is not returned or if it is returned unsigned by the registered owner(s), none of the participant’s shares will be voted. Proxies can be voted by mail, by the Internet at www.voteproxy.com or by telephone.

Limitation of Liability

Neither Sempra Energy nor the Plan Administrator, in administering the Plan, will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon such participant’s death, the prices at which shares are purchased or sold for the participant’s account or the times when such purchases or sales are made or fluctuations in the market value of common stock. This limitation of liability does not constitute a waiver of any rights a participant might have under applicable federal securities laws

Participants should recognize that neither Sempra Energy nor the Plan Administrator can assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

Dividends currently are paid quarterly to shareholders. The payment of future dividends is within the discretion of the Sempra Energy board of directors.

Change or Termination of Plan

Sempra Energy reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of any such suspension, modification or termination. Upon termination of the Plan, certificates for whole shares held in a participant’s account under the Plan will be issued and a cash payment will be made for any fractional share less applicable fees and commissions.

USE OF PROCEEDS

Shares of our common stock purchased through the Plan will, at our option, be newly issued shares, shares purchased in the open market by the Plan Administrator or a combination of newly issued shares and open market purchases by the Plan Administrator. We are unable to estimate the number of newly issued shares that will be purchased directly from us under the Plan. If shares for the Plan are purchased from us, the net proceeds will be used by us for general corporate purposes.

LEGAL MATTERS

Gary W. Kyle, Chief Corporate Counsel of Sempra Energy has passed on the validity of the common stock offered under the Plan.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the related financial statement schedule, incorporated by reference in this prospectus supplement from Sempra Energy’s annual report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Sempra Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of new accounting standards, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

SEMPRA ENERGY

Common Stock

Debt Securities

We may offer and sell common stock and debt securities from time to time in one or more offerings. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the accompanying prospectus supplement before you invest in any of our securities.

Sempra Energy’s common stock is quoted on the New York Stock Exchange under the symbol “SRE.”

Investing in our securities involves risks. See the “Risk Factors” on page 6 of this prospectus, and any similar section contained in the applicable prospectus supplement concerning factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2008.

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ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or the “SEC,” as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings as described herein. Each time that we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “Sempra,” “we,” “our” and “us” in this prospectus, we mean Sempra Energy and its consolidated subsidiaries, unless otherwise specified. When we refer to “you” or “yours,” we mean the holders of the applicable series of securities.

FORWARD-LOOKING STATEMENTS

This prospectus and any applicable prospectus supplement and the information they incorporate by reference may contain “forward-looking” statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When we use words such as “believe,” “expect,” “anticipate,” “intend,” “depend,” “should,” “plan,” “estimate,” “could,” “may,” “would,” “project,” “contemplate,” “potential,” “target,” “goals,” or similar expressions, or when we discuss our strategy, plans or intentions, we are making forward-looking statements. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties and are not guarantees of performance. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, among others:

•	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

•

actions by the California Public Utilities Commission, the California State Legislature, the California Department of Water Resources, Federal Energy Regulatory Commission, Federal Reserve Board, U.K. Financial Services Authority and other regulatory bodies in the United States and other countries;

•	capital market conditions, inflation rates, interest rates and exchange rates;

•	energy and trading markets, including the timing and extent of changes in commodity prices;

•	the availability of electric power, natural gas and liquefied natural gas;

•	weather conditions and conservation efforts;

•	war and terrorist attacks;

•	business, regulatory, environmental and legal decisions and requirements;

•	the status of deregulation of retail natural gas and electricity delivery;

•	the timing and success of business development efforts;

•	the resolution of litigation; and

•	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

You are cautioned not to rely unduly on any forward-looking statements. These risks and uncertainties are discussed in more detail under “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports and other documents on file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Sempra Energy’s common stock is listed on the New York Stock Exchange under the symbol “SRE,” and reports, proxy statements and other information concerning Sempra Energy can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

Our web site address is http://www.sempra.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as indicated below. Forms of the indenture and other documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s website.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as “the Exchange Act” in this prospectus, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 26, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 10, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 7, 2008.

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 2, 2008.

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 15, 2008.

•	Our Current Reports on Form 8-K, filed with the SEC on January 17, 2008, March 19, 2008, April 7, 2008, June 12, 2008, August 19, 2008, October 9, 2008 and November 20, 2008.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Sempra Energy

101 Ash Street

San Diego, California 92101

Attention: Corporate Secretary

Telephone: (619) 696-2034

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

SEMPRA ENERGY

Sempra Energy, based in San Diego, California, is a Fortune 500 energy company. Our subsidiaries operate utilities, develop energy infrastructure and provide related products and services. Operations are divided principally between our California utility subsidiaries and our subsidiary Sempra Global.

Our principal executive offices are located at 101 Ash Street, San Diego, California 92101 and our telephone number is (619) 696-2034.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement. We may invest funds not required immediately for such purposes in short-term investment grade securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratios of earnings to combined fixed charges and preferred stock dividends for Sempra and its consolidated subsidiaries for the periods indicated.

	Nine Months Ended September 30, 2008	Year Ended December 31,
		2007	2006	2005	2004	2003
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	4.92x	4.63x	5.47x	3.59x	4.22x	3.38x

DESCRIPTION OF COMMON STOCK

Unless indicated differently in a prospectus supplement, this section describes the terms of our common stock. The following description of our common stock is only a summary and is qualified in its entirety by reference to our articles of incorporation and bylaws. Therefore, you should read carefully the more detailed provisions of our articles of incorporation and bylaws, which are incorporated by reference herein and filed as exhibits to the registration statement of which this prospectus is a part.

The authorized capital stock of Sempra Energy consists of (1) 750,000,000 shares of Sempra Energy common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value. As of September 30, 2008, there were 247,898,758 issued and outstanding shares of our common stock and no outstanding shares of our preferred stock. No other classes of capital stock are authorized under our articles of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

The holders of our common stock are entitled to receive such dividends as our board of directors may from time to time declare, subject to any rights of holders of outstanding shares of our preferred stock. Except as otherwise provided by law, each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to any class or series voting rights of holders of our preferred stock. The holders of shares of our common stock are not entitled to cumulate votes for the election of directors.

In the event of any liquidation, dissolution or winding up of Sempra Energy, whether voluntary or involuntary, the holders of shares of our common stock, subject to any rights of the holders of outstanding shares of our preferred stock, are entitled to receive any of our remaining assets after the discharge of our liabilities.

Holders of our common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Our common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

The registrar and transfer agent for our common stock is American Stock Transfer and Trust Company LLC.

DESCRIPTION OF DEBT SECURITIES

Unless indicated differently in a prospectus supplement, the following description sets forth the general terms and provisions of the debt securities that Sempra Energy may offer by this prospectus. The debt securities may be issued as senior debt securities or subordinated debt securities.

The senior debt securities will be governed by the senior indenture and the subordinated debt securities will be governed by the subordinated indenture. Each indenture gives the issuer broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which the particular terms of the issue modify the terms of the applicable indenture will be described in the accompanying prospectus supplement relating to such series of debt securities.

Each indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the applicable indentures. This summary is subject to and qualified in its entirety by reference to all the provisions of the applicable indenture, including definitions of terms used in such indenture. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference into this prospectus or into the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of a particular series of debt securities described in the applicable prospectus supplement or supplements.

General

Sempra Energy may issue an unlimited amount of debt securities under the indentures in one or more series. Sempra Energy is not required to issue all debt securities of one series at the same time and, unless otherwise provided in a prospectus supplement, may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.

The debt securities of Sempra Energy will be its unsecured obligations.

Before the issuance of each series of debt securities, the terms of the particular securities will be specified in either a supplemental indenture (including any pricing supplement) and a board resolution of Sempra Energy or in one or more officers’ certificates of Sempra Energy pursuant to a supplemental indenture or a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of each series of debt securities:

(a)	the title of the debt securities;

(b)	any limit upon the principal amount of the debt securities;

(c)	the date or dates on which principal will be payable or how to determine the dates;

(d)	the rate or rates or method of determination of interest; the date from which interest will accrue; the dates on which interest will be payable, which we refer to as the “interest payment dates”; and any record dates for the interest payable on the interest payment dates;

(e)	any obligation or option of Sempra Energy to redeem, purchase or repay debt securities, or any option of the registered holder to require us to redeem or repurchase debt securities, and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid;

(f)	the denominations in which the debt securities will be issuable (if other than denominations of $1,000 and any integral multiple thereof);

(g)	whether the debt securities are to be issued in whole or in part in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities; and

(h)	any other terms of the debt securities that may be different from those described below.

(See Section 301.)

Ranking

The senior debt securities will be the unsecured and unsubordinated obligations of Sempra Energy. The indebtedness represented by the senior debt securities will rank equally with all other unsecured and unsubordinated debt of the company. The indebtedness represented by the subordinated debt securities will rank junior and subordinate in right of payment to the prior payment in full of the senior debt of Sempra Energy, to the extent and in the manner set forth under the caption “—Subordination” below and as may be set forth in a prospectus supplement. The debt securities are obligations of Sempra Energy exclusively, and are not the obligations of any of its subsidiaries. Because Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries, the debt securities will be effectively subordinated to all existing and future indebtedness and other liabilities of Sempra Energy’s subsidiaries.

Holding Company Structure

Sempra Energy conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by its subsidiaries. Accordingly, Sempra Energy’s cash flow and its ability to meet its obligations under its debt securities are largely dependent upon the earnings of its subsidiaries and the distribution or other payment of these earnings to Sempra Energy in the form of dividends or loans or advances and repayment of loans and advances from Sempra Energy. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Sempra Energy debt securities or to make any funds available for payment of amounts due on these debt securities.

Because Sempra Energy is a holding company, its obligations under the debt securities will be structurally subordinated to all existing and future liabilities of its subsidiaries. Therefore, Sempra Energy’s rights and the rights of its creditors, including the rights of the holders of the debt securities issued by Sempra Energy, to participate in the assets of any subsidiary upon the liquidation or reorganization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that Sempra Energy may itself be a creditor with recognized claims against any of its subsidiaries, Sempra Energy’s claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness or other liabilities of the subsidiary that are senior to the claims held by Sempra Energy. Sempra Energy expects to incur, and expects that each of its subsidiaries will incur, substantial additional amounts of indebtedness.

Payment of Debt Securities—Interest

Unless indicated differently in a prospectus supplement, Sempra Energy will pay interest on the debt securities on each interest payment date by check mailed to the person in whose name the debt securities are registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on a debt security, we will pay defaulted interest in either of the two following ways:

(a)	We will first propose to the trustee a payment date for the defaulted interest. Next, the trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between ten and 15 days before the proposed payment date. Finally, we will pay the defaulted interest on the payment date to the registered holder of the debt security as of the close of business on the special record date.

(b)	Alternatively, we can propose to the trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities are listed for trading. If the trustee thinks the proposal is practicable, payment will be made as proposed.

(See Section 307.)

Payment of Debt Securities—Principal

Sempra Energy will pay principal of and any premium and interest on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent, which initially will be the trustee or such other paying agent designated in accordance with the applicable indenture. Any other paying agent initially designated for the debt securities of a particular series will be named in the applicable prospectus supplement.

If any interest payment date, redemption date or the maturity date of the debt securities is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

Sempra Energy will pay principal of and any premium on the debt securities at stated maturity, upon redemption or otherwise, upon presentation of the debt securities at the office of the paying agent. In the its discretion, Sempra Energy may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but must at all times maintain a place of payment of the debt securities and a place for registration of transfer of the debt securities in the Borough of Manhattan, the City of New York. (See Section 1002.)

Form; Transfers; Exchanges

The debt securities will be issued:

(a)	only in fully registered form;

(b)	without interest coupons; and

(c)	in denominations that are even multiples of $1,000.

You may have your debt securities divided into debt securities of smaller denominations (of at least $1,000) or combined into debt securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

You may exchange or transfer debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. Sempra Energy may appoint another agent or act as its own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. (See Section 305.)

In our discretion, we may change the place for registration of transfer of the debt securities and may remove and/or appoint one or more additional security registrars. (See Sections 305 and 1002.)

There will be no service charge for any transfer or exchange of the debt securities, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

We may block the transfer or exchange of (a) debt securities during a period of 15 days before giving any notice of redemption or (b) any debt security selected for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)

Optional Redemption

Unless indicated differently in a prospectus supplement, all or a portion of the debt securities may be redeemed at the option of Sempra Energy at any time or from time to time. The redemption price for the debt securities to be redeemed on any redemption date will be equal to the greater of the following amounts:

•	100% of the principal amount of the debt securities being redeemed on the redemption date; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the debt securities being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate (as defined below) plus a number of basis points as set forth in any accompanying prospectus supplement, as determined by the Reference Treasury Dealer (as defined below).

plus, in each case, accrued and unpaid interest thereon to the redemption date. Notwithstanding the foregoing, installments of interest on the debt securities that are due and payable on interest payment dates falling on or before a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the debt securities and the indenture. The redemption price will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the debt securities to be redeemed. Once notice of redemption is mailed, the debt securities called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date. If we elect to redeem all or a portion of the debt securities, that redemption will not be conditional upon receipt by the paying agent or the trustee of monies sufficient to pay the redemption price. (See Section 1104.)

Debt securities will cease to bear interest on the redemption date. Sempra Energy will pay the redemption price and any accrued interest once you surrender the debt security for redemption. (See Section 1105.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (Section 1106.)

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the debt securities or portions thereof called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the debt securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the trustee receives fewer than three Such Reference Treasury Dealer Quotations, the average of all such Quotations, or (C) if the trustee receives only one Reference Treasury Dealer Quotation, such Quotation.

“Reference Treasury Dealer” means (A) the underwriters referenced in any applicable prospectus supplement; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Sempra Energy will substitute therefor another Primary Treasury Dealer; and (B) any other Primary Treasury Dealer(s) selected by Sempra Energy.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Sempra Energy, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

Events of Default

An “event of default” occurs with respect to the debt securities of any series if:

(a)	Sempra Energy does not pay any interest on any debt securities of the applicable series within 30 days of the due date;

(b)	Sempra Energy does not pay any principal of or premium on any debt securities of the applicable series on the due date;

(c)	Sempra Energy remains in breach of a covenant or warranty (excluding covenants and warranties solely applicable to another series of debt securities issued under the applicable indenture) in the applicable indenture or the debt securities of the applicable series for 60 days after it receives a written notice of default stating it is in breach and requiring remedy of the breach; the notice must be sent by either the trustee or registered holders of at least 25% of the principal amount of the outstanding debt securities of the affected series;

(d)	default occurs under any bond, note, debenture or other instrument evidencing any indebtedness for money borrowed by Sempra Energy, excluding any of its subsidiaries (including a default with respect to any other series of debt securities issued under the applicable indenture), or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Sempra Energy (or the payment of which is guaranteed by Sempra Energy), excluding any of its subsidiaries, whether such indebtedness or guarantee exists on the date of the applicable indenture or is issued or entered into following the date of the applicable indenture, if:

(1)	either:

•	such default results from the failure to pay any such indebtedness when due; or

•	as a result of such default the maturity of such indebtedness has been accelerated prior to its expressed maturity; and

(2)	the principal amount of such indebtedness, together with the principal amount of any other such indebtedness in default for failure to pay any such indebtedness when due or the maturity of which has been so accelerated, aggregates at least $25 million;

(e)	Sempra Energy files for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur; or

(f)	any other event of default specified in the applicable prospectus supplement for such series occurs.

(See Section 501.)

No event of default with respect to a series of debt securities necessarily constitutes an event of default with respect to the debt securities of any other series issued under the applicable indenture.

Remedies

Acceleration

If an event of default occurs and is continuing with respect to any series of debt securities, then either the trustee or the registered holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series, together with accrued and unpaid interest thereon, to be due and payable immediately. (See Section 502.)

Rescission of Acceleration

After the declaration of acceleration has been made with respect to any series of debt securities and before the trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if:

(a)	Sempra Energy pays or deposits with the trustee a sum sufficient to pay:

(1)	all overdue interest on the debt securities of that series, other than interest which has become due by declaration of acceleration;

(2)	the principal of and any premium on the debt securities of that series which have become due, otherwise than by the declaration of acceleration, and overdue interest on these amounts;

(3)	interest on overdue interest, other than interest which has become due by declaration of acceleration, on the debt securities of that series to the extent lawful; and

(4)	all amounts due to the trustee under the applicable indenture; and

(b)	all events of default with respect to the debt securities of that series, other than the nonpayment of the principal and interest which has become due solely by the declaration of acceleration, have been cured or waived as provided in the applicable indenture.

(See Section 502.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control by Registered Holders; Limitations

If an event of default with respect to the debt securities of any series occurs and is continuing, the registered holders of a majority in principal amount of the outstanding debt securities of that series, voting as a single class, without regard to the holders of outstanding debt securities of any other series that may also be in default, will have the right to direct the time, method and place of:

(a)	conducting any proceeding for any remedy available to the trustee with respect to the debt securities of that series; and

(b)	exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

These rights of registered holders to give directions are subject to the following limitations:

(a)	the registered holders’ directions do not conflict with any law or the applicable indenture; and

(b)	the direction is not unduly prejudicial to the rights of holders of the debt securities of that series who do not join in that action.

The trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. (See Sections 512 and 603.)

In addition, each indenture provides that no registered holder of debt securities of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or for any other remedy thereunder unless:

(a)	that registered holder has previously given the trustee written notice of a continuing event of default;

(b)	the registered holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request to the trustee to institute proceedings in respect of that event of default and have offered the trustee reasonable indemnity against costs and liabilities incurred in complying with the request; and

(c)	for 60 days after receipt of the notice, the trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding debt securities of that series.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders of debt securities. (See Section 507.)

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 508.)

Notice of Default

The trustee is required to give the registered holders of debt securities of the affected series notice of any default under the applicable indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in clause (c) under “—Events of Default,” no notice shall be given to such registered holders until at least 30 days after the occurrence of the default. The Trust Indenture Act currently permits the trustee to withhold notices of default (except for certain payment defaults) if the trustee in good faith determines the withholding of the notice to be in the interests of the registered holders. (See Section 602.)

We will furnish the trustee with an annual statement as to our compliance with the conditions and covenants in the applicable indenture.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding debt securities of any series, voting as a single class, without regard to the holders of outstanding debt securities of any other series, may waive, on behalf of all registered holders of the debt securities of that series, any past default under the applicable indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the applicable indenture that cannot be amended without the consent of the registered holder of each outstanding debt security of that series. (See Section 513.)

Unless indicated differently in a prospectus supplement, compliance with certain covenants in the applicable indenture or otherwise provided with respect to debt securities of any series may be waived before the time specified for compliance by the registered holders of a majority in aggregate principal amount of the debt securities of such series. (See Section 1006.)

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

Sempra Energy has agreed not to consolidate or merge with or into any other entity, or to sell, transfer, lease or otherwise convey its properties and assets as an entirety or substantially as an entirety to any entity, unless:

(a)

it is the continuing entity (in the case of a merger) or the successor entity formed by such consolidation or into which it is merged or which acquires by sale, transfer, lease or other conveyance its properties and assets, as an entirety or substantially as an entirety, is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the debt securities and the performance of all of the covenants under the indenture; and

(b)	immediately after giving effect to the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, has or will have occurred and be continuing.

Neither the applicable indenture nor the debt securities guarantee contains any financial or other similar restrictive covenants.

(See Section 801.)

Modification of Indenture

Without Registered Holder Consent. Without the consent of any registered holders of debt securities, Sempra Energy and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(a)	to evidence the succession of another entity to Sempra Energy; or

(b)	to add one or more covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Sempra Energy; or

(c)	to add any additional events of default for all or any series of debt securities; or

(d)	to change or eliminate any provision of the applicable indenture so long as the change or elimination does not apply to any debt securities entitled to the benefit of such provision or to add any new provision to the applicable indenture (in addition to the provisions which may otherwise be added to the applicable indenture pursuant to the other clauses of this paragraph) so long as the addition does not apply to any outstanding debt securities; or

(e)	to provide security for the debt securities of any series; or

(f)	to establish the form or terms of debt securities of any series, as permitted by the applicable indenture; or

(g)	to evidence and provide for the acceptance of appointment of a separate or successor trustee; or

(h)	to cure any ambiguity, defect or inconsistency or to make any other changes with respect to any series of debt securities that does not adversely affect the interests of the holders of debt securities of that series in any material respect.

(See Section 901.)

With Registered Holder Consent. Subject to the following sentence, Sempra Energy and the trustee may, with some exceptions, amend or modify the applicable indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the debt securities of each series affected by the amendment or modification. However, no amendment or modification may, without the consent of the registered holder of each outstanding debt security affected thereby:

(a)	change the stated maturity of the principal or interest on any debt security or reduce the principal amount, interest or premium payable or change any place of payment where or the currency in which any debt security is payable, or impair the right to bring suit to enforce any payment;

(b)	reduce the percentages of registered holders whose consent is required for any supplemental indenture or waiver; or

(c)	modify certain provisions in the applicable indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

A supplemental indenture which changes or eliminates any provision of the applicable indenture expressly included solely for the benefit of holders of debt securities of one or more particular series will be deemed not to affect the interests under the applicable indenture of the holders of debt securities of any other series.

(See Section 902.)

Defeasance

The indentures provide, unless the terms of the particular series of debt securities provide otherwise, that Sempra Energy may, upon satisfying several conditions, cause it to be discharged from its obligations, with some exceptions, with respect to any series of debt securities, which we refer to as “defeasance.”

One condition Sempra Energy must satisfy is the irrevocable deposit with the trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient moneys to pay the principal of and any premium and interest on those debt securities on the maturity dates of the payments or upon redemption.

In addition, Sempra Energy will be required to deliver an opinion of counsel to the effect that a holder of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and will be subject to federal income tax on the same amounts, at the same times and in the same manner as if that defeasance had not occurred. The opinion of counsel must be based upon a ruling of the Internal Revenue Service or a change in law after the date of the applicable indenture.

(See Article XIII.)

Satisfaction and Discharge

The applicable indenture will cease to be of further effect with respect to any series of debt securities, and we will be deemed to have satisfied and discharged all of our obligations under the applicable indenture, except as noted below, when:

•	all outstanding debt securities of such series have become due or will become due within one year at their stated maturity or on a redemption date; and

•	Sempra Energy deposits with the trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding debt securities of such series.

Sempra Energy will remain obligated to pay all other amounts due under the applicable indenture and to perform certain ministerial tasks as described in the applicable indenture.

(See Section 401.)

Resignation and Removal of the Trustee; Deemed Resignation

The trustee with respect to any series of debt securities may resign at any time by giving written notice to us. The trustee may also be removed with respect to the debt securities of any series by act of the registered holders of a majority in principal amount of the then outstanding debt securities of such series. No resignation or removal of the trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the applicable indenture. Under certain circumstances, Sempra Energy may appoint a successor trustee with respect to such series of debt securities, and if the successor trustee accepts, the trustee will be deemed to have resigned. (See Section 610.)

Subordination

Unless indicated differently in a prospectus supplement, Sempra Energy’s subordinated debt securities will be subordinated in right of payment to the prior payment in full of all its senior debt. This means that upon:

(a)	any distribution of the assets of Sempra Energy upon its dissolution, winding-up, liquidation or reorganization in bankruptcy, insolvency, receivership or other proceedings; or

(b)	acceleration of the maturity of the subordinated debt securities; or

(c)	a failure to pay any senior debt or interest thereon when due and continuance of that default beyond any applicable grace period; or

(d)	acceleration of the maturity of any senior debt as a result of a default,

the holders of all of Sempra Energy’s senior debt will be entitled to receive:

•	in the case of clauses (a) and (b) above, payment of all amounts due or to become due on all senior debt; and

•	in the case of clauses (c) and (d) above, payment of all amounts due on all senior debt,

before the holders of any of the subordinated debt securities are entitled to receive any payment. So long as any of the events in clauses (a), (b), (c) or (d) above has occurred and is continuing, any amounts payable on the subordinated debt securities will instead be paid directly to the holders of all senior debt to the extent necessary to pay the senior debt in full and, if any payment is received by the subordinated indenture trustee under the subordinated indenture or the holders of any of the subordinated debt securities before all senior debt is paid in full, the payment or distribution must be paid over to the holders of the unpaid senior debt. Subject to paying the senior debt in full, the holders of the subordinated debt securities will be subrogated to the rights of the holders of the senior debt to the extent that payments are made to the holders of senior debt out of the distributive share of the subordinated debt securities. (See Section 1401.)

“senior debt” means with respect to the subordinated debt securities, the principal of, and premium, if any, and interest on and any other payment in respect of indebtedness due pursuant to any of the following, whether outstanding on the date the subordinated debt securities are issued or thereafter incurred, created or assumed:

(a)	all of the indebtedness of Sempra Energy evidenced by notes, debentures, bonds or other securities sold by it for money or other obligations for money borrowed;

(b)	all indebtedness of others of the kinds described in the preceding clause (a) assumed by or guaranteed in any manner by Sempra Energy or in effect guaranteed by Sempra Energy through an agreement to purchase, contingent or otherwise, as applicable; and

(c)	all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b), unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same by its terms provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with such securities. (See Section 101.)

Due to the subordination, if assets of Sempra Energy are distributed upon insolvency, certain of its general creditors may recover more, ratably, than holders of subordinated debt securities. The subordination provisions will not apply to money and securities held in trust under the satisfaction and discharge and the defeasance provisions of the applicable subordinated indenture. (See Section 1410.)

The subordinated debt securities and the subordinated indenture do not limit Sempra Energy or any of its subsidiaries’ ability to incur additional indebtedness, including indebtedness that will rank senior to subordinated debt securities. Sempra Energy expects that it will incur, and that each of its subsidiaries will incur, substantial additional amounts of indebtedness in the future. (See Section 301.)

Conversion Rights

The terms and conditions of any series of debt securities being offered that are convertible into common stock of Sempra Energy will be set forth in a prospectus supplement. These terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holder or Sempra Energy, the events requiring an adjustment of the conversion price and provisions affecting conversion if such series of debt securities are redeemed.

Miscellaneous Provisions

Each indenture provides that certain debt securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” above, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding debt securities have given or taken any demand, direction, consent or other action under the indenture as of any date, or are present at a meeting of registered holders for quorum purposes. (See Section 101.)

Sempra Energy will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding debt securities of any series entitled to give or take any demand, direction, consent or other action under the applicable indenture, in the manner and subject to the limitations provided in the applicable indenture. In certain circumstances, the trustee also will be entitled to set a record date for action by registered holders of any series of outstanding debt securities. If a record date is set for any action to be taken by registered holders of particular debt securities, the action may be taken only by persons who are registered holders of the respective debt securities on the record date. (See Section 104.)

Governing Law

Each indenture and the related debt securities will be governed by and construed in accordance with the laws of the State of New York. (See Section 112.)

PLAN OF DISTRIBUTION

We may sell the offered securities from time to time:

•	through agents;

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS

Gary W. Kyle, Esq., Chief Corporate Counsel of Sempra Energy, will pass upon the validity of our common stock offered hereby on behalf of Sempra Energy. Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the debt securities offered hereby on behalf of Sempra Energy.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007 and the related financial statement schedule, incorporated by reference in this prospectus from Sempra Energy’s annual report on Form 10-K for the year ended December 31, 2007, and the effectiveness of Sempra Energy’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph relating to the adoption of new accounting standards, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Direct Stock Purchase Plan

PROSPECTUS SUPPLEMENT

December 12, 2008